Exhibit 10.1
CONFIDENTIAL MEMORANDUM

TO:	Ron Fenech	April 23, 2010

CC:	Chris Farman

FROM:	Peter B. Orthwein

RE:	MANAGEMENT INCENTIVE PLAN FOR RON FENECH BEGINNING 5/1/2010
     Your MIP beginning May 1, 2010 will be 4% of the pre-tax profit from operations of the Recreation Vehicle Group. LIFO and impairment charges are excluded.
1.	Payment of the MIP will be quarterly after the closing of the books.
The final MIP payment for FY 2010 will be paid within 5 days after receipt of the auditor’s report for the year ended July 31, 2010 (approximately September 30, 2010).
2.	You must be employed at the time of MIP payment.

3.	In the unlikely event of losses in any quarter, they will be carried forward to future quarters. However, they won’t be carried forward into the next fiscal year.

4.	Your base salary will increase to $1,000,000 per year effective as of February 1, 2010.

5.	The maximum you can earn from your MIP in any year is $10,000,000.
PBO/pat